1. Name and Address of Reporting Person
   Brown, Peter W.
   100 Tredegar Street
   P. O. Box 26532
   Richmond, VA 23261
2. Date of Event Requiring Statement (Month/Day/Year)
   12/01/2002
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Issuer Name and Ticker or Trading Symbol
   DOMINION RESOURCES, INC. (D)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Beneficially Owned
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
|1. Title of Security                      |2. Amount of          |3. Ownership    |4. Nature of Indirect Beneficial Ownership     |
|                                          |   Securities         |   Form:        |                                               |
|                                          |   Beneficially Owned |   Direct(D) or |                                               |
|                                          |                      |   Indirect(I)  |                                               |
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
Common Stock                                5280                   D
Common Stock                                100                    I                By Spouse

TABLE II -- Derivative Securities Beneficially Owned
+-----------------------+---------------------+---------------------------------+----------+-------------+-------------------------+
|1.Title of Derivative  |2.Date Exercisable   |3.Title and Amount of Securities |4.Conver- |5.Ownership  |6. Nature of Indirect    |
|  Security             |  and Expiration Date|  Underlying Derivative          | sion or  | Form of     |   Beneficial Ownership  |
|                       |  (Month/Day/Year)   |  Security                       | Exercise | Derivative  |                         |
|                       +----------+----------+-----------------------+---------+ Price of | Security:   |                         |
|                       | Date     | Expira-  |                       |Amount or| Deri-    | Direct(D) or|                         |
|                       | Exer-    | tion     |         Title         |Number of| vative   | Indirect(I) |                         |
|                       | cisable  | Date     |                       |Shares   | Security |             |                         |
+-----------------------+----------+----------+-----------------------+---------+----------+-------------+-------------------------+
Stock Units                                    Common Stock            6815 <F1> $0         D

Explanation of Responses:

<F1>
Stock units credited to the Director's account under the Dominion Resources, Inc. Stock Accumulation Plan for Outside Directors (the "Plan"), in a transaction exempt under Rule 16(b)-3. The stock units awarded and credited under this Plan are subject to the Plan's vesting provisions and will not be paid until the Director has completed his or her service on the Board.

SIGNATURE OF REPORTING PERSON
/s/ Henry C. Riely

DATE
12/09/2002